SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2010

AMERITYRE CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA	000-50053	87-0535207
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

1501 Industrial Road, Boulder City, Nevada  89005

(Address of principal executive office)

Registrant's telephone number, including area code: (702) 294-2689

Copies to:

John C. Thompson, Esq.

1371 East 2100 South, #202

Salt Lake City, Utah 84105

Phone: (801) 363-4854

Fax: (801) 606-2855

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The Board of Directors of Amerityre Corporation (the “Company”) has appointed Gary M. Tucker as a member of the board effective March 1, 2010. Mr. Tucker, age 66, is the founder and served as president of Tire Enterprises, Inc., a manufacturers' representative company marketing passenger, truck, and industrial tires in the U.S. from 1984 until the sale of the company in January 2007 to Solideal USA. Under his leadership, from 1990 through 2006 Tire Enterprises was the holding company for various retail/wholesale industrial tire companies, including B&W Industrial Tire, Fork Lift Tires of Memphis, Fork Lift Tires of West Tennessee, Fork Lift Tires of Mississippi, and Fork Lift Tires of Arkansas.

Following the purchase of Tire Enterprises, Mr. Tucker acted as a consultant to Solideal from January 2007 until January 2009.  Since January 2009, Mr. Tucker has been working as private consultant for the tire industry, including some work for Amerityre, and also has served as a member of the board of directors Delta Materials Handling, Inc., a private industrial equipment company in Memphis.

Prior to founding Tire Enterprises, Inc., from 1971 to 1984 Mr. Tucker served in various positions with TBC Corporation starting with Manager of Quality Assurance and Engineering and concluding as Vice President of Purchasing and Engineering. From 1966 to 1971, Mr. Tucker worked as a tire development engineer at B.F. Goodrich Co.  He served as an industrial engineer from 1965 to 1966 for Owens-Illinois Glass Co. Mr. Tucker earned a Bachelor of Engineering Science degree from Marshall University (1965).

There is no arrangement or understanding between Mr. Tucker and any other persons pursuant to which he was selected as a director. The board of directors has not yet determined on which committee of the board Mr. Tucker will serve.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated:  March 4, 2010

AMERITYRE CORPORATION

By: /S/ Michael Kapral

Michael Kapral

Chief Executive Officer and President